Exhibit 99.1 - News Release of Lee Enterprises, Incorporated dated August 1, 2018

                        Davenport, IA 52801
lee.net

Lee selects Timothy R. Millage as Chief Financial Officer

NEWS RELEASE

DAVENPORT, Iowa (August 1, 2018) – Lee Enterprises (NYSE: LEE), a leading provider of news, information and advertising in 49 markets, has selected Corporate Controller Timothy R. Millage as vice president, chief financial officer and treasurer. Millage succeeds Ron Mayo, who resigned in June of this year.

Lee Executive Chairman Mary Junck said Millage's experience and success with the company have equipped him for his new role.

"Tim has been instrumental in many of our top business initiatives since joining the company," Junck said.  "His work was invaluable during our two most recent refinancing events, and he has been heavily involved with our divestitures and acquisitions. He is very well prepared for this next step in his career."

Millage joined Lee in 2010 as assistant corporate controller. He was named the company's corporate controller in 2012.

"Tim has proven himself as an effective leader and sound financial strategist since being named our corporate controller," said Kevin Mowbray, president and chief executive officer. "His time as interim chief financial officer confirmed that he will be an outstanding addition to our executive leadership team as we continue to transform our business and seek new opportunities for growth, such as the management of BH Media Group."

Before joining Lee, Millage was an audit manager with Deloitte, LLP, after serving as a senior auditor. He holds a Bachelor of Business Administration in Accounting & Finance from the University of Iowa.

Millage and his wife, Kim, have four children.

ABOUT LEE

Lee Enterprises is a leading provider of local news and information, and a major platform for advertising, with daily newspapers, rapidly growing digital products and nearly 300 weekly and specialty publications serving 49 markets in 21 states. Year to date, Lee's newspapers have average circulation of 0.8 million daily and 1.1 million Sunday, and are estimated to reach almost three million readers in print alone. Lee's markets include St. Louis, MO; Lincoln, NE; Madison, WI; Davenport, IA; Billings, MT; Bloomington, IL; and Tucson, AZ. Lee Common Stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee, please visit www.lee.net.

Contact:
Charles Arms
Corporate Communications Manager
IR@lee.net
(563) 383-2100